DISTRIBUTION PLAN
OF
ROYCE CAPITAL FUND

        WHEREAS, Royce Capital Fund, a Delaware statutory trust (the "Fund"), engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "Act");

        WHEREAS, the Fund intends to act as a distributor of its shares, as defined in Rule 12b-1 under the Act, and desires to adopt a Distribution Plan pursuant to such Rule, and the Trustees of the Fund have determined that there is a reasonable likelihood that adoption of this Distribution Plan will benefit the Fund and its shareholders; and

        WHEREAS, the Fund intends to employ Royce Fund Services, Inc., a New York corporation ("RFS"), as distributor of each series of its shares.

        NOW, THEREFORE, the Fund hereby adopts this Distribution Plan (the "Plan") in accordance with Rule 12b-1 under the Act on the following terms and conditions:

        1.         (a)         Each portfolio series of the Fund shall pay or cause the shareholders of such series to pay to RFS, as the distributor of the shares of beneficial interest in such series, a fee for its promoting the distribution and/or continued holding of such shares at the rate of 1% per annum of the average total net assets of such series or at such lesser rate or rates as may, from time to time, be established for such series by the Trustees of the Fund and agreed to in writing by the Distributor. Such fee (i) shall be payable out of the assets of such series or assessed directly against the account of each shareholder thereof, or a combination of both, (ii) shall be payable monthly, quarterly, semi-annually or annually, all as the Trustees of the Fund may determine from time to time, and (iii) shall, to the extent assessed directly against the account of a shareholder, be a liability and an expense only of such shareholder and not of the Fund. Not more than .75% per annum of the average total net assets of any portfolio series shall be an asset-based sales charge for RFS promoting the distribution of a class of shares of such series, and not more than .25% per annum of the average total net assets of any class of shares of a portfolio series shall be a personal service and/or account maintenance fee for RFS in connection with the continuous holding of such shares.

                 (b)          In addition, the Trustees of the Fund may, to the extent that the distribution fee for any portfolio series of the Fund is assessed directly against the account of each shareholder of such series, establish and, from time to time, change for such series scheduled variations in or eliminate such directly assessed fee, and such schedules may extend such variations or eliminations to particular classes of investors or transactions of such series, provided that:

                         (i)          Any such scheduled variation shall be applied uniformly to all offerees of such series in the class specified;

                         (ii)          The Fund shall furnish to existing shareholders of such series and to prospective investors adequate information concerning any such scheduled variations, as prescribed in applicable Securities and Exchange Commission ("SEC") registration statement form requirements;

                         (iii)          The Fund shall, before making any new directly assessable distribution fee variation available to purchasers of the shares of such series, revise its Prospectus and Statement of Additional Information to describe such variation; and

                         (iv)          The Fund shall advise existing shareholders of such series of any new variation in such directly assessable fee within one year of the date when such variation is first made available to purchasers of the shares of such series.

                 (c)         Neither the fees and/or charges nor the aggregate amounts thereof payable to RFS under this Plan shall exceed any limitations which would cause them to be deemed excessive sales charges under Subsection (d) of Article III, Section 26 of the National Association of Securities Dealers, Inc. Rules of Fair Practice, as the same may be amended and in effect from time to time.

        2.         The distribution fees imposed pursuant to Section 1 of this Plan shall, for each class of shares of any portfolio series of the Fund, be paid for RFS' services as distributor of the shares of such series and may be spent by RFS on any activities or expenses intended to result in the sale and/or continued holding of such class , including, but not limited to, compensation to those non-affiliated broker-dealers, investment advisers or others who introduce investors to such series or the Fund or its predecessor or, in the case of those investors not so introduced to such series or the Fund and if permitted by applicable law, reimbursement to such investors for any such fees imposed in respect of their shares, compensation to and expenses of employees of RFS (including overhead and telephone expenses) who engage in or support distribution and/or continued holding of the shares of such series, printing of Prospectuses and reports for other than Fund shareholders, advertising and preparation and distribution of sales literature. RFS shall not, except as may be permitted by Rule 12b-1 under the Act, spend the distribution fees it receives from one portfolio series of the Fund or the shareholders of such series on activities or expenses primarily intended to result in the sale and/or continued holding of the shares of any other series of the Fund.

        3.         This Plan shall not take effect as to any class of any shares of any portfolio series of the Fund with shares outstanding until it has been approved by the votes of a majority (as defined in the Act) of the outstanding voting securities of such class of shares of such series.

        4.         This Plan shall not take effect until it has been approved, together with any related agreements, by the votes of a majority of both (i) the Trustees of the Fund and (ii) those Trustees of the Fund who are not "interested persons" of the Fund (as defined in the Act) and have no direct or indirect financial interest in the operation of this Plan or any agreements related to it (the "Rule 12b-1 Trustees"), cast in person at a meeting (or meetings) called for the purpose of voting on this Plan and such related agreements. All distribution fees imposed pursuant to Section 1 of this Plan shall also be approved by the Trustees of the Fund in such manner.

        5.          This Plan shall continue in effect as to a class of shares of a series of the Fund for so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in Section 4 hereof.

        6.          Any person authorized to direct the disposition of monies paid or payable by any portfolio series of the Fund or by any shareholders thereof pursuant to this Plan or any related agreement shall provide to the Fund's Trustees and the Trustees shall review, at least quarterly, a written report of the amounts so expended for each of the portfolio series of the Fund and the purposes for which such expenditures were made.

        7.          This Plan may be terminated as to any class of shares of a portfolio series of the Fund at any time by the vote of a majority of the Rule 12b-1 Trustees or by the vote of a majority of the outstanding voting securities of such class of shares of a series.

        8.         This Plan may not be amended to increase materially the maximum amount of distribution expenses of a class of shares of a portfolio series of the Fund provided for herein unless such amendment is approved by the shareholders of such series in the manner provided for initial approval in Section 3 hereof, and no material amendment to this Plan shall be made unless approved in the manner provided for approval and annual renewal in Section 4 hereof.

        9.         While this Plan is in effect, the selection and nomination of those Trustees who are not interested persons (as defined in the Act) of the Fund shall be committed to the discretion of those Trustees of the Fund who are not interested persons.

        10.         The Fund shall preserve copies of this Plan and any related agreements and all reports made pursuant to Section 6 hereof for a period of not less than six years from the date of this Plan or the agreements or such report, as the case may be, the first two years in an easily accessible place.

        IN WITNESS WHEREOF, the Fund has executed this Distribution Plan on the day and year set forth below.

Dated:          February __, 2006
ROYCE CAPITAL FUND

By:
Charles M. Royce
President